Exhibit 3.13

STATE OF SOUTH CAROLINA
SECRETARY OF STATE

ARTICLES OF CORRECTION

TYPE OR PRINT CLEARLY IN BLACK INK.

The following information is submitted pursuant to Section 33-1-240 of the 1976 South Carolina Code of Laws, as amended:

1.      The name of the corporation is    South Carolina Electric & Gas Company

2.      That on  May 15, 2008  the corporation filed (fill out whichever is applicable):

a.      [ X ]           The following described document:

Articles of Amendment

b.      [    ]         The attached document (attach copy of the document).

3.      That this document was incorrect in the following manner:

The date in Item 4, on page 1, is incorrect

4.      That the incorrect matters stated in Paragraph 3 should be revised as follows:

To reflect a date of May 15, 2008

Date           May 20, 2008                             South Carolina Electric & Gas Company
Name of Corporation

/s/Gina Champion
Signature

Gina Champion, Corporate Secretary

1.      Two copies of this form, the original and either a duplicate original or a conformed copy must be filed.

2.      Filing fees (payable to the Secretary of State at the time of filing this document) - $10.00

Return to:	Secretary of State P.O. Box 11350 Columbia, SC 29211

SPECIAL NOTE

SECTION 33-1-240(c) OF THE 1976 SOUTH CAROLINA CODE OF LAWS, AS AMENDED, STATES THAT ARTICLES OF CORRECTION ARE EFFECTIVE ON THE EFFECTIVE DATE OF THE DOCUMENT THEY CORRECT EXCEPT AS TO PERSONS RELYING ON THE UNCORRECTED DOCUMENT AND ADVERSELY AFFECTED BY THE CORRECTION , AS TO THOSE PERSONS, ARTICLES OF CORRECTION ARE EFFECTIVE WHEN FILED.